Exhibit 10.11

March 6, 2023

James Spellmeyer

1944 Lanchester Court

Chesterfield, Missouri 63017

(314) 308-6340

JimSpellmeyer@Gmail.com

Dear James,

I am pleased to offer you a part-time position at Sequoia Vaccines, Inc. (“Sequoia”) effective March 6, 2023. Details of this offer are outlined below.

Start Date:	March 6, 2023

Position Title:	Chief Financial Officer

General & Key Duties:	CFO - contribute to the development and execution of Sequoia’s financial strategy to support its research and development objectives; lead, manage and direct all financial operations including audits, budgeting, contracts, deal analysis, financial and expense projections, financial reporting, investor relations, and tax and treasury and compliance of all financial and regulatory reporting, controls, systems, policies, and procedures; work closely with the senior management team, board of directors, and the audit committee of the board; communicate and present financial operations and data to Sequoia’s leadership team, board of directors, shareholders, potential investors, and the financial community; prepare for an initial public offering and manage the financial reporting and investor relations of a public company; and such other reasonable duties and responsibilities suitable for a CFO as reasonably requested by Gary Eldridge or successor; report to Gary Eldridge, President & CEO, or successor

Work Location:	Place of residence and 1912 Innerbelt Business Center Drive, St. Louis, MO; travel is required as needed

Salary :	Your annual salary is $2,000 USD for two days of work per week paid twice per month in accordance with Sequoia’s standard payroll policies.

Benefits:	No benefits.

Nonqualified Stock:	200,000 shares per agreement **

Sequoia Vaccine, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114

Confidentiality:	Prior to beginning your employment, you will be required to sign Sequoia’s Employee Invention and Proprietary Information Agreement.

Company Policies:	While employed by Sequoia, you shall be subject to the employee policies and procedures of Sequoia. You will be required to provide Sequoia with documentary evidence of your identity and eligibility for employment in the United States. Sequoia reserves the right to verify past employment positions, education, references and any other information provided during the interview process.

This offer of employment will not establish a fixed term of employment. You will be free to terminate your employment by Company at any time. Company will be free to terminate its employment of you at any time, subject to applicable laws and regulations relating to termination of employees generally.

By accepting this offer, you represent that you have not relied on any agreements or representations, written or oral, express or implied, with respect to your employment that are not set forth expressly in this letter.

If you have any questions with respect to the offer as outlined above, please do not hesitate to contact me. If you agree to this offer, please so indicate by signing and returning the enclosed copy of this letter. This offer, if not accepted, expires on March 15, 2023.

I look forward to a long and prosperous future with your leadership and success at Sequoia.

Sincerely,

Gary Eldridge

President & CEO

Sequoia Vaccines, Inc.

I accept this offer of employment:

/s/ James Spellmeyer
James Spellmeyer

Date: 3/7/23

**	SV option agreement, wherein you will receive 25,000 options per month during employment, with a strike price of $1/share. The exercise period will be waived and you would have 10 years to exercise.

Sequoia Vaccine, Inc., 1912 Innerbelt Business Center Drive, Saint Louis, MO 63114